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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF DAYTON SUPERIOR CORPORATION

                                        Jurisdiction of Incorporation
Name                                            or Organization
----                                    ------------------------------
Aztec Concrete
  Accessories, Inc.                                California
Dayton Superior Canada Ltd.                        Ontario
Dayton Superior FSC Corp.                          Barbados
Dayton Superior
  Specialty Chemical Corp.                         Kansas
Dur-O-Wal, Inc.                                    Delaware
JDC Holdings, Inc.                                 Delaware
Symons Corporation                                 Delaware
Trevecca Holdings, Inc.                            Delaware


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